Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 4 to the Registration Statement (Form S-11 No. 333-255557) and related Prospectus of Brookfield Real Estate Income Trust Inc. for the registration of up to $7,500,000,000 in shares of its common stock and to the inclusion therein of our report dated March 30, 2021 with respect to the consolidated financial statements of Brookfield Real Estate Income Trust Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Los Angeles, California

March 17, 2023